Exhibit 1
JOINT FILING AGREEMENT
     Each of the undersigned agrees that (i) the statement on Schedule 13G/A relating to the Common Stock of Thermage, Inc., has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13G/A will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13G-1(k) under the Securities Exchange Act of 1934 apply to each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G/A as to any of the undersigned upon such person giving written notice thereof to each of the other persons signature hereto, at the principal office thereof.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Date: January 31, 2007

ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P.				INDIVIDUALS:

	By:	Essex Woodlands Health Ventures VI, L.P.
/s/ James L. Currie

		By: Essex Woodlands Health Ventures VI, L.L.C.		Name: James L. Currie

/s/ Martin P. Sutter

		Name:	Martin P. Sutter	/s/ Martin P. Sutter

		Title:	Managing Director	Name: Martin P. Sutter

ESSEX WOODLANDS HEALTH VENTURES V, L.L.C.				/s/ Immanuel Thangaraj

Name: Immanuel Thangaraj

/s/ Martin P. Sutter

Name:	Martin P. Sutter
Title:	Managing Director